Exhibit 99.3
SECOND AMENDMENT TO
VOTING TRUST AGREEMENT
THIS SECOND AMENDMENT TO VOTING TRUST AGREEMENT (the “Second Amendment”) is entered into as of the 15th day of October, 1992, by and between Juanita A. Borick and Louis L. Borick, individually and as Trustee (as such term is defined in that certain Voting Trust Agreement ( the “Agreement”) entered into as of January 1, 1985, as amended by the First Amendment dated as of October 13, 1989 (the “First Amendment”), by and between Juanita A. Borick and Louis L. Borick (individually and as Trustee)) and is made with reference to the following facts:
A. The Agreement provides for the establishment of a Voting Trust with respect to certain shares of common stock of Superior Industries International, Inc., a Delaware corporation, owned by Juanita A. Borick and Louis L. Borick and the depositing of those shares with Mr. Borick, as Trustee under the Agreement.
B. The Agreement had an initial term of five years, through December 31, 1989 . The First Amendment extended the term of the Agreement through December 31, 1992.
C. Juanita A. Borick and Louis L. Borick now desire to further extend the term of the Agreement for an additional three years through December 31, 1995.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration , the receipt and adequacy of which are hereby acknowledged , Juanita A. Borick and Louis L. Borick , individually and as Trustee, hereby agree as follows:
1. The term of the Agreement is hereby extended for an additional three years, through and until 11:59 P.M. on December 31, 1995, during which time the Agreement shall continue in full force and effect unless terminated prior thereto in accordance with its terms.
2. Except as expressly amended hereby, all of the other provisions of the Agreement shall remain in full force and effect as written.
This Second Amendment is signed and delivered as of the 15th day of October, 1992 in Los Angeles , California.

/s/ Juanita A. Borick
(Juanita A. Borick)

/s/ Louis L. Borick
(Louis L. Borick, individually and as Trustee)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
By	/s/ R. Jeffrey Ornstein
(R. Jeffrey Ornstein
Vice President)